Exhibit 99.2
May 4, 2010

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Announces Nasdaq Delisting Notification

LINCOLN, NE – May 4, 2010 - TierOne Corporation (NASDAQ:  TONE) (“Company”), the holding company for TierOne Bank, today announced that the Company received a delisting determination letter from the staff of the Nasdaq Stock Market due to the Company not being in compliance with the filing requirement under NASDAQ Marketplace Rule 5250(c)(1).  Noncompliance with this NASDAQ rule resulted from the Company’s delinquency in the filing of its periodic reports.  The Company does not plan to appeal the delisting determination.  The Company’s common stock will be delisted from the Nasdaq Global Select Market and the trading of the Company’s common stock will be suspended at the opening of business on May 7, 2010.

The Company currently anticipates that its common stock will be quoted on the Pink OTC Markets Inc. system, referred to as the “pink quotes,” and is seeking a market maker to effect this quotation.  There is no assurance that the Company’s common stock will be quoted in the pink quotes.

Corporate Profile

TierOne Corporation is the parent company of TierOne Bank, a $2.8 billion federally chartered savings bank headquartered in Lincoln, Nebraska.  Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

CONTACT:	EdwardJ. Swotek, Senior Vice President
Investor Relations Department
(402)473-6250
investorrelations@tieronecorp.com

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